UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐  Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

COMSCORE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11950 Democracy Drive

Suite 600

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 24, 2012

To the Stockholders of comScore, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of comScore, Inc. (the “Company”) will be held at the Company’s offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 on Tuesday, July 24, 2012, at 2:15 p.m. EDT for the following purposes:

•	to elect two Class II members of the board of directors to serve until the 2015 annual meeting of stockholders;

•	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	to approve the compensation awarded to our named executive officers in 2011 on an advisory basis; and

•	to transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on June 8, 2012 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The presence, in person or by proxy, of shares of the Company’s common stock representing a majority of shares of the Company’s common stock issued and outstanding on the record date will be required to establish a quorum at the annual meeting.

Your vote is important. Whether or not you plan to attend this meeting, please vote today using the enclosed proxy card to vote by Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided. If you are a stockholder of record of the Company’s common stock, you may cast your vote by proxy or in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you should instruct it on how to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be held on July 24, 2012

Our proxy statement is attached. Financial and other information concerning the Company is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011. We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement, our 2011 Annual Report on Form 10-K and our Amendment No. 1 to our Annual Report on Form 10-K/A are available on our corporate website at www.comscore.com.

By Order of the Board of Directors,

/s/ Christiana L. Lin

Christiana L. Lin

General Counsel and Secretary

Reston, Virginia

June 18, 2012

COMSCORE, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

JULY 24, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on Tuesday, July 24, 2012 at 2:15 p.m. EDT at comScore’s offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”

A copy of our Annual Report on Form 10-K and Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2011, together with this proxy statement and accompanying proxy card and notice, will be first mailed on or about June 20, 2012 to our stockholders of record.

This solicitation is made on behalf of our board of directors, and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, fax, electronic mail or personal interview without additional consideration. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders. We have retained American Stock Transfer & Trust Company to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions for a customary fee.

Our principal executive offices are located at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, and our telephone number is (703) 438-2000.

Shares Entitled to Vote and Quorum Requirement

Stockholders of record of our common stock at the close of business on June 8, 2012 are entitled to notice of, and to vote at, our 2012 annual meeting of stockholders. A list of our stockholders will be available for review at our principal executive offices during regular business hours for a period of ten days prior to the annual meeting. As of June 8, 2012, 35,230,986 shares of our common stock were issued and outstanding. The presence at the meeting, in person or by proxy, of a majority of the shares of the common stock issued and outstanding on June 8, 2012 will constitute a quorum. Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Each share of common stock is entitled to one vote.

Voting Procedures

A proxy card is enclosed for your use. We ask that you carefully review, complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States. You may also vote by Internet according to the instructions included on the proxy card.

Unless you provide different instructions on your proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of all of the director nominees listed in Proposal No. 1; FOR the ratification of the appointment of our independent public registered accounting firm in Proposal No. 2; and FOR the advisory vote for approval of compensation awarded to our named executive officers in Proposal No. 3. With respect to any other business that may properly come before the annual meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

The persons named as attorneys-in-fact to vote the proxies, Magid M. Abraham and Kenneth J. Tarpey, were selected by the board of directors and are executive officers of the company. All properly executed proxies returned in time to be counted at the annual meeting will be voted.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results on any proposal. Recent changes in regulations have limited the ability of a stockholder’s bank or broker to vote uninstructed shares in the election of directors and with respect to executive compensation matters a discretionary basis. Thus, if a stockholder holds shares in street name and does not instruct the bank or broker how to vote in the election of directors (Proposal No. 1 of this proxy statement) or in the advisory vote on executive compensation (Proposal No. 3 of this proxy statement), no votes will be cast on that stockholder’s behalf on each such proposal for which no instructions were provided. The stockholder’s bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 2 of this proxy statement).

The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The appointment of our independent registered public accounting firm listed in Proposal No. 2 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote FOR such proposal. The approval of executive officer compensation listed in Proposal No. 3 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote FOR such proposal. However, this vote is advisory only, and will not be binding upon our board of directors.

Stockholders of record may vote by (i) completing and returning the enclosed proxy card prior to the meeting, (ii) voting by Internet according to the instructions included on the proxy card, (iii) voting in person at the meeting or (iv) submitting a signed proxy card at the meeting.

Your vote is important. Accordingly, please carefully review, complete, sign, date and return the accompanying proxy card or vote by Internet whether or not you plan to attend the annual meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting either by signing and submitting a new proxy card with a later date or by attending the meeting and voting in person. However, merely attending the meeting will not revoke your submitted proxy unless you specifically request your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

All votes cast at the meeting will be tabulated by the persons appointed by our board of directors to act as inspectors of election for the meeting.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The names of our directors and executive officers and their ages, positions and biographies as of June 18, 2012 are set forth below. Our executive officers are appointed by, and server at the discretion of, our board of directors. There are no family relationships among our directors or executive officers.

Name	Age	Position
Magid M. Abraham, Ph.D.	53	President, Chief Executive Officer and Director
Gian M. Fulgoni	64	Executive Chairman of the Board of Directors
Kenneth J. Tarpey	59	Chief Financial Officer
Christiana L. Lin	42	Executive Vice President, General Counsel and Chief Privacy Officer
Serge Matta	38	President, Mobile and Operator Solutions
Gareth Chang(1)	69	Director
Jeffrey Ganek(2)	59	Director
William J. Henderson(2)(3)	64	Director
William Katz(1)(3)	57	Director
Ronald J. Korn(2)	71	Director
Jarl Mohn(1)(3)	60	Director

(1)	Member of nominating and governance committee

(2)	Member of audit committee

(3)	Member of compensation committee

Executive Officers and Executive Directors

Magid M. Abraham, Ph.D., one of our co-founders, has served as our President, Chief Executive Officer and as a Director since September 1999. In 1995, Dr. Abraham founded Paragren Technologies, Inc., which specialized in delivering large scale Customer Relationship Marketing systems for strategic and target marketing, and served as its Chief Executive Officer from 1995 to 1999. Prior to founding Paragren, Dr. Abraham was employed by Information Resources, Inc. from 1985 until 1995, where he was President and Chief Operating Officer from 1993 to 1994 and later Vice Chairman of the Board of Directors from 1994 until 1995. In 2008, Dr. Abraham was inducted into the Entrepreneur Hall of Fame and was named an Ernst & Young Entrepreneur of the Year in the Washington DC area. In 2009 he received the AMA’s Parlin Award, a preeminent national honor recognizing one individual annually who has demonstrated “outstanding leadership and sustained impact on advancing the evolving profession of marketing research over an extended period of time.” Dr. Abraham received the Paul Green Award and the William F. O’Dell Award from the American Marketing Association for an article that he co-authored in the Journal of Marketing Research. He received a Ph.D. in Operations Research and an M.B.A. from MIT. He also holds an Engineering degree from the École Polytechnique in France.

Gian M. Fulgoni, one of our co-founders, has served as our Executive Chairman of the Board of Directors since September 1999. Prior to co-founding comScore, Mr. Fulgoni was employed by Information Resources, Inc., where he served as President from 1981 to 1989, Chief Executive Officer from 1986 to 1998 and Chairman of the Board of Directors from 1991 until 1995. Mr. Fulgoni has served on the board of directors of PetMed Express, Inc. since 2002 and previously served from August 1999 through November 2000. Mr. Fulgoni has also served on the board of directors of the Advertising Research Foundation, an industry research organization, since 2008. He also served on the board of directors of Platinum Technology, Inc. from 1990 to 1999, U.S. Robotics, Inc. from 1991 to 1994, and Yesmail.com, Inc. from 1999 to 2000. In 1991 and again in 2004, Mr. Fulgoni was named an Illinois Entrepreneur of the Year, the only person to have twice received the honor. In 1992, he received the Wall Street Transcript Award for outstanding contributions as Chief Executive Officer of Information Resources, Inc. in enhancing the overall value of that company to the benefit of its shareholders. In 2008, Mr. Fulgoni was inducted into the Chicago Entrepreneur Hall of Fame and was named an Ernst & Young Entrepreneur of the Year. Educated in the United Kingdom, Mr. Fulgoni holds an M.A. in Marketing from the University of Lancaster and a B.Sc. in Physics from the University of Manchester.

Kenneth J. Tarpey has served as our Chief Financial Officer since April 20, 2009. Prior to joining comScore, Mr. Tarpey was Executive Vice President, Chief Financial Officer and Chief Operating Officer of Objectvideo, Inc., a Reston, Virginia-based provider of video surveillance software, from 2003 until April 2009. From 2002 until 2003, Mr. Tarpey was Senior Vice President, Chief Financial Officer and Treasurer of Ai Metrix, Inc., a Herndon, Virginia-based provider of network optimization software. From 1997 until 2001, Mr. Tarpey was Executive Vice President and Chief Financial Officer of Proxicom, a NASDAQ-listed Internet business consulting and development company. Mr. Tarpey holds an M.B.A. from Babson College and a B.A. from College of the Holy Cross.

Christiana L. Lin has served as our EVP, General Counsel and Chief Privacy Officer since August 2009. Prior to that, she served as our Deputy General Counsel from February 2001 until March 2003, as our Corporate Counsel and Chief Privacy Officer from March 2003 until January 2006 and as our General Counsel and Chief Privacy Officer from January 2006 until August 2009. Ms. Lin holds a J.D. from the Georgetown University Law Center and a B.A. in Political Science from Yale University.

Serge Matta has served as our President, Mobile and Operator Solutions since March 2012. Prior to his appointment, Mr. Matta served in various senior positions at comScore, including most recently, as Executive Vice President, overseeing the Company’s worldwide Telecommunications and Mobile practice. Prior to joining the Company in 2000, Mr. Matta held positions at MicroStrategy within the consulting group. Mr. Matta holds a B.S. degree in Finance from George Mason University and an M.B.A. from American University.

Non-Executive Directors

Gareth Chang has served as a director since September 2011. Mr. Chang is Chairman and Chief Executive Officer of Towona Media, a China-based digital media provider. In addition, he serves as Chairman and Managing Partner of GC3 & Associates International, a management consulting and private investment firm specializing in strategic planning and the execution of technology and media enterprises. Mr. Chang previously served as Executive Chairman of Netstar Group Holding Company, an Asian Pacific networking system integration company from 2003 to 2010. From 1998 to 2000, Mr. Chang was Chairman and Chief Executive Officer of News Corporation’s Star TV Group, the leading multi-channel satellite television network providing access to more than 300 million viewers across Asia, the Indian sub-continent, and the Middle East. He has also served in senior executive roles at Hughes Electronics and McDonnell Douglas. Mr. Chang previously served on the boards of directors of Apple Computer, Inc., Agile Software Corporation, DirectTV, News Corporation and Palm, Inc., and he is currently on the board of directors of NeuStar, Inc. Mr. Chang holds a B.A. from California State University-Fullerton and an M.B.A. from Pepperdine University.

Jeffrey Ganek has served as a director since May 2008. From December 1999 until November 2010, Mr. Ganek also served as chairman of the board of directors and chief executive officer of NeuStar, Inc., which provides clearinghouse services to the telecommunications industry. From December 1995 to December 1999, Mr. Ganek was Senior Vice President and Managing Director of Communications Industry Services at Lockheed Martin, an advanced technology company. From 1993 to 1995, he was Vice President — Asia Operations for Global TeleSystems Group, a communications service provider in Europe and Asia. From 1991 to 1993, Mr. Ganek was Vice President of Marketing at GTE Spacenet, a satellite communications service provider. From 1985 to 1991, he was Director of Marketing and Corporate Development at MCI Communications Corporation, a telecommunications company. From 1976 to 1985, he held management positions at AT&T, a telecommunications company, in Corporate Development, Marketing and Finance. Mr. Ganek holds an M.S. in Public Policy and Management and a B.S. in Economics from Carnegie-Mellon University.

William J. Henderson has served as a director since August 2001. Mr. Henderson was the 71st Postmaster General of the United States. He served in that position from May 1998 until his retirement in May 2001.

Mr. Henderson also served as the Chief Operations Officer of Netflix, Inc. from January 2006 until February 2007. Mr. Henderson also currently serves on the board of directors of Acxiom Corporation, where he has been a director since June 2001. Mr. Henderson holds a B.S. from the University of North Carolina at Chapel Hill and served in the U.S. Army.

William Katz has served as a director since June 2008. Since June 2004, Mr. Katz has also served as the chairman of the board of directors of Visible World Inc., a privately-held multimedia marketing services provider. From 1996 to 2004, Mr. Katz served as President and Chief Executive Officer of BBDO New York, the flagship office of BBDO Worldwide, the world’s third largest global agency network. Mr. Katz holds a B.A. in Business and Psychology from American University.

Ronald J. Korn has served as a director since November 2005. Since 1991, he has served as the President of Ronald Korn Consulting, which provides business and marketing services. Mr. Korn served as a director, chairman of the audit committee, and member of the loan committee of Equinox Financial Corporation from 1999 until its acquisition in October 2005. Since 2002, he has served as a director, chairman of the audit committee and a member of the compensation and nominating and governance committees of PetMed Express, Inc., and since July 2003, he has served as a director, chairman of the audit committee and a member of the compensation committee of Ocwen Financial Corporation. Prior to that, Mr. Korn was a partner and employee of KPMG, LLP, from 1961 to 1991, where he was the managing partner of KPMG’s Miami office from 1985 until 1991. Mr. Korn holds a B.S. from the Wharton School of Business at the University of Pennsylvania and a J.D. from New York University Law School.

Jarl Mohn, also known as Lee Masters from his radio career, has served as a director since June 2008. Mr. Mohn has also served on the board of directors of Scripps Network Interactive since June 2008. From December 2003 until July 2008, Mr. Mohn served on the board of directors of CNET Networks, Inc., where he also served as non-executive chairman from October 2006 to July 2008. Mr. Mohn also previously served on the boards of directors of XM Satellite Radio, Inc. from May 2004 to July 2008 and the E.W. Scripps Company from 2002 until 2008. Mr. Mohn was the founding President of Liberty Digital Inc., a publicly traded subsidiary of Liberty Media Group involved in interactive television, cable television networks and Internet enterprises, and served as its Chief Executive Officer from June 1999 to March 2002. Prior to founding Liberty Digital, he was President and Chief Executive Officer of E! Entertainment Television. From 1986 to 1989, Mr. Mohn was Executive Vice President and General Manager of MTV and VH1. His professional career also includes twenty years in radio. Mr. Mohn attended Temple University, where he studied Mathematics and Philosophy.

Board Structure

Our board of directors has eight authorized seats divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Two Class II directors are to be elected at the 2012 annual meeting of stockholders to serve a three-year term expiring at the 2015 annual meeting of stockholders or until their respective successors have been elected and qualified. The Class I and Class III directors will continue to serve their respective terms until the respective 2014 and 2013 annual meetings of stockholders.

Board Leadership Structure

Our board of directors does not have a policy on whether or not the role of the Chief Executive Officer and Chairman should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Currently, we operate with Dr. Abraham serving as a director and our President and Chief Executive Officer and Mr. Fulgoni serving as our Executive Chairman. Our board of directors believes that because Mr. Fulgoni has unique and extensive experience and understanding of our business, as well as over ten years of experience serving on our board of directors, he is well situated to lead and execute strategy and business plans to maximize shareholder value by having a combined role as both an executive officer as well as our Executive Chairman.

Our board of directors does not have a policy regarding the use of a lead independent director, and we do not presently have a lead independent director.

Standing Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Our board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each committee of our board of directors has a written charter approved by our board of directors.

Audit Committee

The audit committee of our board of directors recommends the appointment of our independent registered public accountant, reviews our internal accounting procedures and financial statements, and consults with and reviews the services provided by our independent registered public accountant, including the results and scope of their audit. The audit committee met thirteen times (including telephonic meetings) during 2011.

The audit committee is currently comprised of Ronald J. Korn (chair), William J. Henderson and Jeffrey Ganek, each of whom is independent within the meaning of the requirements of the Sarbanes-Oxley Act of 2002 and applicable U.S. Securities and Exchange Commission, or SEC, and NASDAQ rules. Ronald J. Korn is chairman of our audit committee as well as our audit committee financial expert, as currently defined under the SEC rules implementing the Sarbanes-Oxley Act of 2002. We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations.

The audit committee operates under a written charter adopted by the board of directors, a copy of which is available under the “Investor Relations” section of our website, http://www.comscore.com.

Compensation Committee

The compensation committee of our board of directors reviews and approves and/or recommends to our board of directors the compensation and benefits for our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for our employees. The compensation committee met seven times (including telephonic meetings) during 2011.

The compensation committee is currently comprised of William J. Henderson (chair), William Katz and Jarl Mohn, each of whom is independent within the meaning of applicable NASDAQ rules. We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations. Our compensation committee may form and delegate authority to subcommittees when appropriate.

The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available under the “Investor Relations” section of our website, http://www.comscore.com.

Nominating and Governance Committee

The nominating and governance committee of our board of directors is responsible for, among other things, reviewing the appropriate size, function and needs of the board of directors; establishing criteria for evaluating and selecting new members of our board of directors, subject to board of directors approval thereof; identifying and recommending to our board of directors for approval individuals qualified to become members of the board of directors; and monitoring and making recommendations to the board of directors on matters relating to corporate governance. The nominating and governance committee met once (including telephonic meetings during 2011.

The nominating and governance committee currently consists of Gareth Chang (chair), William Katz and Jarl Mohn. We believe that the composition and functioning of our nominating and governance committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market and SEC rules and regulations.

The nominating and governance committee operates under a written charter adopted by the board of directors, a current copy of which is available under the “Investor Relations” section of our website, http://www.comscore.com.

Risk Management

Our board of directors has an active role, as a whole and also at the committee level, in overseeing management of our company’s risks. Our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our compensation committee is responsible for overseeing management of risks relating to our executive compensation plans and arrangements. Our audit committee oversees management of financial risks. Our nominating and governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through committee reports about such risks.

Board of Directors and Committee Meeting Attendance

Our board of directors met eight times (including telephonic meetings) during the year ended December 31, 2011. Each of our incumbent directors has attended at least seventy-five percent (75%) of the aggregate number of meetings held by the board of directors (during the period in 2011 for which he was a director) and the aggregate number of meetings held by the committees of the board of directors on which such individual served (during the period in 2011 for which he served as a committee member).

Independent members of the board of directors regularly meet in executive session without management present.

Annual Meeting Attendance

We encourage, but do not require, our directors to attend our annual meeting of stockholders. Seven of our directors attended our 2011 annual meeting of stockholders.

Director Nomination Process and Qualifications

Our nominating and governance committee identifies director nominees by first evaluating the current members of the board of directors willing to continue in service. Current members with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination. If any member of the board of directors does not wish to continue in service, or the committee or board of directors decides not to nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee. Current members of the board of directors and senior management are then polled for their recommendations. To date, we have not engaged third parties to identify or evaluate potential nominees; however, the committee may do so in the future.

The nominating and governance committee will also consider nominees recommended by stockholders, and any such recommendations should be forwarded to our Corporate Secretary in writing at our executive offices as identified in this proxy statement. In accordance with our bylaws, such recommendations should include the following information:

•	the name, age, business address and residence address of the proposed candidate;

•	the principal occupation or employment of the proposed candidate;

•	the class and number of shares of our stock that the proposed candidate beneficially owns;

•

a description of all arrangements or understandings between the stockholder making the recommendations and each director nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

•

any other information relating to such director candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Securities

Exchange Act of 1934, as amended (including without limitation such nominee’s written consent to being named in any proxy statement as a nominee and to serve as a director if elected).

While our nominating and governance committee has not established specific minimum qualifications for director candidates, our committee evaluates individual director candidates based upon a number of criteria, including:

•	a high degree of personal and professional integrity;

•	commitment to promoting the long term interests of our stockholders;

•	broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, with particular emphasis on technology companies;

•	adequate time to devote attention to the affairs of our company;

•	an ability to bring balance to our board of directors in light of our company’s current and anticipated needs and in light of the skills and attributes of the other board members; and

•	other attributes relevant to satisfying the requirements imposed by the SEC and NASDAQ.

We believe that our board of directors represents a desirable mix of backgrounds, skills, and experiences, and they all share the personal attributes of effective directors described above. While they do not have a formal written policy on director diversity, the nominating and governance committee and our board of directors also consider diversity when reviewing the overall composition of our board of directors, and considering the slate of nominees for annual election to our board of directors and the appointment of individual directors to our board of directors. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity.

Below are some of the specific experiences, qualifications, attributes or skills in addition to the biographical information provided above that led to the conclusion that each person should serve as one of our directors in light of our business and structure:

Magid M. Abraham, Ph.D., is one of our co-founders, President, Chief Executive Officer and a director. Dr. Abraham has over ten years of experience with our business in a variety of roles including research and development, sales and marketing and corporate administration, since its inception. In addition, Dr. Abraham brings his experience as a founder and senior executive of previous successful market-research based companies. Dr. Abraham has a deep understanding of all aspects of our business. He also has significant corporate governance experience through service on other company boards and as an executive with other companies, and he has an extensive educational background.

Gareth Chang has served as an executive or a member of the board of directors of several large technology companies. Mr. Chang has substantial experience with corporate administration of technology companies. He also has significant corporate governance experience through his service on other company boards and as an executive with other companies, and he has an extensive educational background.

Gian M. Fulgoni, is one of our co-founders, Executive Chairman and a director. Mr. Fulgoni has over ten years of experience with our business in a variety of roles including research and development, sales and marketing and corporate administration, since its inception. In addition, Mr. Fulgoni brings his experience as a founder and senior executive of previous successful market-research based companies. Mr. Fulgoni has a deep understanding of all aspects of our business. He also has significant corporate governance experience through service on other public company boards and as an executive with other companies, and he has an extensive educational background.

Jeffrey Ganek has served as an executive or a member of the board of directors of several large technology and telecom companies. Mr. Ganek has substantial experience with research and development, sales and marketing and corporate administration of technology companies. He also has significant corporate governance experience through his service on other company boards and as an executive with other companies, and he has an extensive educational background.

William J. Henderson has served as an executive or a member of the board of directors of several large technology, data aggregation and multimedia companies. Mr. Henderson has substantial experience marketing and the corporate administration of large businesses. He also has significant corporate governance experience through his service on other company boards, and he has an extensive educational background.

William Katz has also served as an executive of or a member of the board of directors of several marketing and advertising companies. Mr. Katz has extensive experience in those industries, as well as with corporate governance through his service on other boards of directors.

Ronald J. Korn has served as an executive or a member of the board of directors of several large public companies. Mr. Korn has substantial experience as a public accountant, and he has sufficient background to qualify as our audit committee financial expert. He also has significant corporate governance experience through his service on other company boards, and he has an extensive educational background.

Jarl Mohn has also served as an executive of or a member of the board of directors of several multimedia companies. Mr. Katz has extensive experience in that industry, as well as with corporate governance through his service on other boards of directors.

Director and Director Nominee Independence

Our board of directors has determined that each of Messrs. Chang, Ganek, Henderson, Katz, Korn and Mohn is independent under the rules of the SEC and the listing standards of the NASDAQ Stock Market; therefore, every member of the audit committee, compensation committee and nominating and governance committee is an independent director in accordance with those standards. There were no related person transactions considered in the last fiscal year in the determination of the independence of the directors.

Compensation Committee Interlocks and Insider Participation

William J. Henderson, William Katz and Jarl Mohn served as our compensation committee during 2011. None of the members of our compensation committee in 2011 was a present or former officer or employee of our company. In addition, during 2011, none of our officers had an “interlock” relationship, as that term is defined by the SEC.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees of the company, including our principal executive officer, principal financial officer and principal accounting officer or controller. The full text of our Code of Business Conduct and Ethics is posted under the “Investor Relations” section on our website at http://www.comscore.com.

DIRECTOR COMPENSATION

Director Compensation Policies

Retainers and Meeting Fees

During 2011, our non-employee directors were eligible to receive an annual cash retainer of $25,000 for service generally on our board of directors.

Additional annual cash retainers for which members or chairperson of certain committees of our board of directors were eligible in 2011 were as follows:

	2011
Committee	Chairperson	Member
Audit	$18,000	$10,000
Compensation	10,000	5,000
Nominating and Governance	3,000	1,000

In the case of new non-employee directors, these fees are prorated based on when the non-employee director joined our board of directors during the year. Employee directors are not compensated for board of director or committee service in addition to their regular employee compensation.

Other Equity-Based Compensation

Outside directors are also eligible to receive stock awards and option grants under our 2007 Equity Incentive Plan. Our non-employee directors are entitled to an annual grant of restricted stock having an approximate value of $90,000 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or FASB ASC Topic 718, at the time of grant.

The total amount of each annual grant of restricted stock shall remain unvested until the earlier of (i) the date of the respective director’s next anniversary upon joining our board of directors, (ii) the date of the first annual stockholders’ meeting following the date of grant or (iii) a change of control.

Expenses

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Such expense reimbursements are not included in the table below under the subheading “2011 Director Compensation.”

2011 Director Compensation

The following table sets forth certain information concerning cash and non-cash compensation earned by the non-employee members of our board of directors in 2011. None of the non-employee members of our board of directors received option awards or other compensation in 2011.

Name	Fees Earned or Paid in Cash	Stock Awards($)(1)(2)		Total($)
Gareth Chang	$8,712	$82,497		$91,209
Jeffrey Ganek	35,000	89,990		124,990
Bruce Golden	26,466	89,990	(3)	116,456
William J. Henderson	45,000	89,990		134,990
William Katz	31,000	89,990		120,990
Ronald J. Korn	43,000	89,990		132,990
Jarl Mohn	31,000	89,990		120,990

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards concerning 2011. Assumptions used in the calculation of these award amounts are included in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. Also represents the number of shares and the grant date fair value of each individual stock award computed in accordance with FASB ASC Topic 718, all of which awards were made granted on July 26, 2011 with the exception of the award to Mr. Chang.

Name	Award Type	Grant Date	Number of Shares	Grant Date Fair Value
Gareth Chang	Restricted Stock	September 6, 2011	5,357	$82,497
Jeffrey Ganek	Restricted Stock	July 26, 2011	3,831	89,990
Bruce Golden	Restricted Stock	July 26, 2011	3,831	89,990
William J. Henderson	Restricted Stock	July 26, 2011	3,831	89,990
William Katz	Restricted Stock	July 26, 2011	3,831	89,990
Ronald J. Korn	Restricted Stock	July 26, 2011	3,831	89,990
Jarl Mohn	Restricted Stock	July 26, 2011	3,831	89,990

(2)	As of December 31, 2011, the aggregate number of shares of our common stock subject to outstanding stock awards and option awards (assuming such option awards are fully vested as of December 31, 2011) held by each of our non-employee directors during 2011 was as follows:

Name	Number of Shares of Common Stock	Number of Shares of Common Stock Subject to Options
Gareth Chang	5,357	—
Jeffrey Ganek	16,487	—
Bruce Golden	34,935	—
William J. Henderson	47,618	16,000
William Katz	14,187	—
Ronald J. Korn	26,418	4,000
Jarl Mohn	14,187	—

(3)	Mr. Golden resigned from the Board of Directors on September 6, 2011. Pursuant to the terms of his restricted stock award, the restricted stock granted on July 26, 2011 was forfeited effective upon his resignation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of our compensation arrangements with our named executive officers should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. Our named executive officers for the year ended December 31, 2011 are Magid M. Abraham, Kenneth J. Tarpey, Gian M. Fulgoni, Gregory T. Dale and Christiana L. Lin. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Our Philosophy

The objective of our compensation programs for employees is to attract and retain top talent. Our compensation plans are designed to motivate and reward employees for achievement of positive business results and also to promote and enforce accountability. In determining the compensation arrangement of our named executive officers, we are guided by the following key principles:

•

Attract and Retain Top Talent.    Our compensation arrangements should be sufficient to allow us to attract, retain and motivate named executive officers with the necessary skills and talent to successfully manage our business. In order to attract, motivate and retain such executives, we seek to compensate our named executive officers at total compensation levels of at least the 50th percentile of our identified peer group, with opportunities to reward stronger performers at levels as much as the 75th percentile of that peer group.

•

Promote Business Performance Accountability.    Compensation should be tied, in part, to the performance of the portion of the business for which a named executive officer is responsible and how that named executive officer’s business unit or area performs and contributes to the overall financial performance of our business.

•

Promote Individual Performance Accountability.    Compensation should be tied, in part, to the individual named executive officer’s performance to encourage and reflect individual contributions to our performance.

•

Align Stockholder Interests.    Compensation should be tied, in part, to our financial performance through equity awards, which help to align our named executive officers’ interests with those of our stockholders.

Application of our Philosophy

We believe that our executive compensation and benefit program balances short-term and long-term components, cash and equity elements, and fixed and contingent payments. We apply our compensation philosophy using both quantitative and qualitative standards to incentivize our named executive officers and reward them for achieving the following goals:

•	develop a culture that embodies a passion for our business and a drive to achieve and exceed established goals and objectives;

•	provide leadership to the organization in such a way as to maximize the results of our business operations;

•	lead us by demonstrating forward thinking in the operation, development and expansion of our business; and

•	effectively manage organizational resources to derive the greatest value possible from each dollar invested.

Our executive compensation structure aims not only to compensate top talent at levels that we believe are generally at the 50th percentile or greater of an identified peer group, but also to be fair relative to compensation paid to other professionals within our organization, relative to our short- and long-term performance results and relative to the value we deliver to our stockholders. In some instances, we may seek to compensate at levels that we believe are at other than the 50th percentile of our identified peer group in the event that our compensation committee believes such compensation structure would be in our best interest to attract the appropriate talent to meet our needs. We seek to maintain a performance-oriented culture with a compensation approach that rewards our executive officers when we achieve and exceed our goals and objectives, while putting at risk an appropriate portion of their compensation against the possibility that our goals and objectives may not be achieved. Our compensation committee considers both qualitative and quantitative factors as measures of individual performance and weights these factors as appropriate in assessing a particular individual’s performance. Overall, our approach is designed to relate the compensation of our named executive officers to the following: the achievement of short- and long-term goals and objectives; their willingness to challenge and improve existing policies and structures; and their capability to take advantage of unique opportunities and overcome difficult challenges within our business.

2011 Compensation Actions

We provided stockholders a “say-on-pay” advisory vote on our executive compensation in 2011 under recently adopted rules under Section 14A of the Securities Exchange Act of 1934, as amended. At our 2011 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of the Company’s NEOs, with nearly 80% of the votes cast for approval of the “say-on-pay” advisory vote. Our compensation committee carefully evaluated the results of the 2011 advisory vote, in connection with its evaluation of our executive compensation programs more generally. Taking into account the results of the say-on-pay vote, along with other factors such as our corporate business objectives and the compensation committee’s review of peer group data (as discussed in more detail below), the compensation committee did not make any changes to the Company’s executive compensation program and policies as a result of the 2011 “say-on-pay” advisory vote.

Role of Our Compensation Committee

Our compensation committee approves, administers and interprets our executive compensation and benefit policies, including our 1999 Stock Plan, our 2007 Equity Incentive Plan and our compensation, incentives and benefits programs. Our compensation committee is appointed by our board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “independent directors” under the listing standards of the NASDAQ Stock Market. Our compensation committee is comprised of Messrs. Henderson, Katz and Mohn, and is chaired by Mr. Henderson.

Our compensation committee reviews and approves our executive compensation and benefit program to ensure that it is consistent with our compensation philosophy and corporate governance guidelines. Our compensation committee also is responsible for establishing the executive compensation packages offered to our named executive officers.

Our compensation committee has taken the following steps to ensure that our executive compensation and benefit program is consistent with both our compensation philosophy and our corporate governance guidelines:

•	regularly reviewed the performance of and the total compensation earned by or awarded to our Chief Executive Officer and Executive Chairman independent of input from them;

•

examined on an annual basis the performance of our other named executive officers with assistance from our Chief Executive Officer and Executive Chairman and approved compensation packages that are believed to be consistent with or more attractive than those generally found in the executive’s marketplace;

•	regularly held executive sessions of compensation committee meetings without management present; and

•

engaged outside compensation consultants to review our executive compensation practices and provide comparison to other opportunities in the marketplaces for our named executive officers in connection with setting compensation for our 2011 bonus target levels and 2011 fiscal year base salaries and equity-award levels.

Utilization of Outside Compensation Consultants

Consistent with the last several years, our compensation committee has selected and directly engaged the services of an independent executive compensation consulting firm, Compensia. The compensation committee originally selected Compensia in 2009 and has continued to retain Compensia because Compensia’s primary focus is on technology companies and because of its familiarity and experience in advising the compensation committees for the boards of directors of technology companies. No member of the compensation committee or any named executive officer has any affiliation with Compensia. Compensia has not performed any other work for us, and it has reported directly to the chairman of the compensation committee. Compensia is engaged to conduct an annual compensation study for the compensation committee of our board of directors, including without limitation, selection of a peer group, reporting on our compensation as compared to our peers, and providing recommendations to the compensation committee on adjustments to our compensation plans and approaches to support our compensation philosophy.

Fees of the Compensation Committee Consultants

The aggregate fees billed by Compensia for 2011 to provide advice or recommendations on the amount or form of executive and director compensation did not exceed $120,000 individually or in the aggregate. Compensia did not provide additional services to us or our affiliates during 2011.

Review of Compensation Policies for 2011 Fiscal Year

In the fourth quarter of 2010, as part of our ongoing commitment to link current compensation levels to our compensation philosophy and business strategy, our compensation committee requested that Compensia review our direct compensation, including base salary, total cash compensation and total direct compensation. Also in 2010, our compensation committee requested that Compensia review our identified peer group and recommend appropriate improvements.

Compensia provided a report to the compensation committee in October 2010 with observations and analyses regarding the direct compensation of our named executive officers. The 2010 study referenced both published compensation survey data of comparably-sized companies and a valuation peer group determined based on inputs from investment banks as well as management input as to companies with whom we compete for executive talent, with median annual revenues of up to twice our annual revenues. All of the companies included in the peer group are providers of digital marketing intelligence or related analytical products and services, marketing services and solutions or survey services. Specifically, the peer group consisted of the following companies:

Arbitron Inc.	Kenexa	SuccessFactors
Constant Contact	Liquidity Services	Taleo
Costar Group	LogMeIn	TechTarget
Dice Holdings	LoopNet	The Knot
Forrester Research, Inc.	QuinStreet	ValueClick
Internet Brands	Rightnow Technologies

Our identified peer group for our 2011 compensation changed somewhat from the group previously identified and used in prior periods. Upon consultation with the compensation committee and management, as well as upon conducting independent research, Compensia recommended the group identified above. The changes in composition from 2010 were due to several factors, including the determination by Compensia to better align our recommended peer group with similarly-sized companies in the technology space with similar growth characteristics as our own business. Based on this criteria, we added Constant Contact, LogMeIn, QuinStreet, Rightnow Technologies, and Taleo. We also eliminated certain companies from our prior peer group due to the impact of the changing economy on identified firms as well as certain firms leaving the market altogether, including Bankrate, Corporate Executive Board, Omniture, Marchex, Unica, and Web.com.

Our compensation committee chose the 50th percentile of this peer group for our compensation components with a view towards what our compensation committee believed to be fair to our named executive officers and to the company as well as consistent with industry practices in the technology sector. In making such determination, our compensation committee considered such factors as the stage of our company’s development, the size and characteristics of our company, based on both headcount and operations and balance sheet characteristics, as well as the expected future characteristics of our business relative to our identified peer group.

Based on the inputs from Compensia and our management as well as their own review, our compensation committee determined that our named executive officers’ compensation package for our 2011 fiscal year continued to fall within the 50th percentile range of the identified peer group for executive compensation, and target annual incentives, total cash compensation and total direct compensation were all in line with market medians, with the flexibility to exceed up to the 75th percentile range of the identified peer group. Our compensation committee further determined that Mr. Tarpey’s base salary for our 2011 fiscal year continued to fall within the 50th percentile range of our identified peer group for executive base salary. However, each of Dr. Abraham, Messrs. Fulgoni and Dale and Ms. Lin’s base salary for our 2011 fiscal year did not fall within the 50th percentile range of our identified peer group for executive base salary.

Although Dr. Abraham’s and Mr. Fulgoni’s base salaries were found to be below the 50th percentile range in 2011, our compensation committee determined that Dr. Abraham’s and Mr. Fulgoni’s compensation packages were heavily weighted in equity compensation. Such equity component was found to have counterbalanced the shortfall in base salary such that Dr. Abraham’s and Mr. Fulgoni’s compensation packages remained consistent with our compensation philosophy. Moreover, the compensation committee believed that the heavier weighting towards equity compensation would better align Dr. Abraham’s and Mr. Fulgoni’s interests with the long-term interests of the company and our stockholders. Although Mr. Dale and Ms. Lin’s base salaries were found to be below the 50th percentile range in 2011, our compensation committee determined that their total compensation packages were appropriate for the scope of work performed in 2011.

Our compensation committee believes that our current compensation format and the target levels are consistent with our targeted range of our identified peer group. In reaching these decisions, the compensation committee considered the importance of providing increased incentive opportunities to our named executive officers in equity, which would help better align the long-term incentives of those executives with the incentives of our stockholders.

Components of our Executive Compensation Program

Our executive compensation program consists of three components: base salary, short- and long-term equity incentives (including equity awards in the form of restricted stock units, restricted stock awards, and, less frequently, stock options) and benefits.

Our compensation committee evaluates executive compensation and strives to apply the mix of these components in a manner that implements our philosophy while meeting our objectives to attract and retain top talent using compensation that is consistent with or more attractive than other opportunities while also adjusting for individual relative performance and responsibilities as well as our business goals. Our compensation committee has no formal policy for allocating compensation among the compensation components described above, but it does strive to set each component at levels that are consistent with the 50th percentile range of our identified peer group.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, as well as to reflect market conditions as indicated by reference to our peer group. As we initially considered our named executive officers’ compensation for 2011, base salary determinations were guided primarily by our objective to provide compensation at levels to attract and retain top talent. In establishing the 2011 base salaries of the named executive officers, our compensation committee and management took into account a number of factors, including the executive’s seniority, position and functional role, level of responsibility and his or her accomplishments against personal and group objectives. In addition, we considered the market for corresponding positions within comparable geographic areas and industries as well as the state of our business and our cash flows. In initially setting 2011 base salaries, the compensation committee and management also compared their assessments to input provided by Compensia.

The base salaries of each of our named executive officers are reviewed on an annual basis and adjustments are made following each fiscal year, within the context of our overall annual merit increase structure, and at other times as appropriate, in each case to reflect performance-based factors, marketplace conditions and the overall performance of our business. We do not apply specific formulas to determine increases. We considered the following when evaluating named executive officers salaries:

•	their achievement of specific objectives established during the prior review;

•	an assessment of their professional effectiveness, consisting of a portfolio of competencies that include leadership, commitment, creativity and organizational accomplishment;

•	their knowledge, skills and abilities, focusing on capabilities, capacity and the ability to drive results; and

•	external factors such as the marketplace for the named executive officers, the state of our business and the condition of the global economy.

Dr. Abraham, our Chief Executive Officer, periodically reviewed the performance of our named executive officers in the context of the factors noted above and recommended to the compensation committee any base salary changes deemed appropriate.

In late 2010, in connection with input provided by Compensia, our compensation committee evaluated the base salaries of our named executive officers for our 2011 fiscal year. Although all of our named executive officers achieved various objectives and demonstrated improvements in their personal capacities during 2010, the compensation committee continued to heavily consider the external market factors and economic conditions in its review of our named executive officers’ respective compensation arrangements. With the exception of Dr. Abraham and Mr. Fulgoni, our compensation committee determined to set base salaries of our named executive officers for our 2011 fiscal year using percentages that were consistent with the Company’s overall annual merit guidelines. Our compensation committee believed that such levels were appropriate for the work performed in 2011.

On March 15, 2011, our compensation committee approved the payment of stock to Dr. Abraham and Mr. Fulgoni in lieu of cash salary for the period from March 1, 2011 through December 31, 2011. The stock was to be issued as soon as practicable at the end of our 2011 fiscal year and would be fully vested at the time it was issued, but was subject to each remaining employed through January 1, 2012. The 2011 annual salary for Dr. Abraham and Mr. Fulgoni established by our compensation committee was $393,100 and $346,000, respectively. This payment arrangement was made in an effort to increase Dr. Abraham and Mr. Fulgoni’s shareholdings, and through possession of shares of restricted stock, Dr. Abraham and Mr. Fulgoni would further participate in the long-term results of their efforts, whether by appreciation of our company’s value or the impact of business setbacks, either company-specific or industry based.

Notwithstanding the foregoing proposal, on April 28, 2011, our compensation committee ultimately determined to award the amounts otherwise payable in restricted stock for Dr. Abraham’s and Mr. Fulgoni’s respective salary discussed above in the form of restricted stock units in order to maximize our ability to deduct such amount for income tax purposes. Each of Dr. Abraham and Mr. Fulgoni were awarded 13,357 and 11,654 unvested restricted stock units, respectively, based on their respective 2011 annual salary amounts and a value per share of $29.43, the closing price of our common stock as reported on the NASDAQ Global Select Market at the time of grant, representing the maximum possible award for each of foregone cash salary. Such awards remained subject to vesting until January 1, 2012.

The restricted stock units representing the foregone cash salaries of each of Dr. Abraham and Mr. Fulgoni vested on January 1, 2012. Because the value of the restricted stock units awarded to Dr. Abraham and Mr. Fulgoni for foregone cash salary was less than the actual amount of salary foregone based on the closing price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2011, we awarded 1,498 and 1,343 additional shares of common stock to Dr. Abraham and Mr. Fulgoni, respectively, to account for the shortfall in value at year end.

The annual base salaries for 2010 and 2011 for each named executive officer are set forth below:

Name and Principal Position	2010	2011(1)		Percentage Change
Magid M. Abraham, Ph.D.	$393,125	$393,100	(2)	(0.03)%
President, Chief Executive Officer and Director
Kenneth J. Tarpey	300,000	315,000		5.00%
Chief Financial Officer
Gian M. Fulgoni	346,875	346,000	(2)	(0.25)%
Executive Chairman of the Board of Directors
Gregory T. Dale	277,874	290,000		4.36%
Chief Operating Officer*
Christiana L. Lin	252,063	265,000		5.13%
Executive Vice President, General Counsel and Chief Privacy Officer

*	In March 2012, Mr. Dale’s title and role changed to Executive Vice President, International. Mr. Dale was our Chief Operating Officer throughout 2011.

(1)	All amounts effective beginning March 1, 2011.

(2)	For the period from March 1, 2011 through December 31, 2011, Messrs. Abraham and Fulgoni received payment of stock in lieu of cash salary. The annual base salary for Dr. Abraham and Mr. Fulgoni was $393,100 and $343,000, respectively.

Equity-Based Compensation

Equity-based incentives are primarily guided by our objective of aligning named executive officers with the interests of our stockholders. Grants of stock options, restricted stock units and restricted stock made to executive officers are designed to provide them with incentive to execute their responsibilities in such a way as to generate long-term benefit to us and our stockholders. Through possession of stock options, restricted stock units and shares of restricted stock, our executives participate in the long-term results of their efforts, whether by appreciation of our company’s value or the impact of business setbacks, either company-specific or industry based. Additionally, stock options, restricted stock units and shares of restricted stock provide a means of ensuring the retention of named executive officers, in that they are in almost all cases subject to vesting over an extended period of time, often multiple years.

Restricted stock units and shares of restricted stock are granted periodically, and are typically subject to vesting based on the executive’s continued employment. Historically, most of these grants were designed to vest evenly over four years, beginning on the date of the grant. We have also less frequently used stock options in prior periods.

We typically use shares of restricted stock as a form of both short- and long-term compensation. Our compensation committee has preferred the use of restricted stock in favor of stock options ever since our common stock has become publicly traded because it results in less dilution of our existing stockholders, it provides some immediate, tangible value to our employees, and it also does not require cash outlay by our employees. At the same time, restricted stock with vesting promotes employee retention while incentivizing our employees to pursue long-term growth initiatives. We expect to continue to predominantly use restricted stock awards in favor of stock options as a form of short- and long-term, stock-based compensation for the foreseeable future. However, we have also used restricted stock units as a means to maximize our ability to deduct compensation expense for income tax purposes. For example, Dr. Abraham’s and Mr. Fulgoni’s equity incentive compensation was issued in the form of restricted stock units on April 28, 2011 in order to maximize our ability to deduct such amount for income tax purposes

Upon joining us, each named executive officer has generally been granted an initial restricted stock award that is primarily based on competitive conditions applicable to the executive’s specific position. In addition, the compensation committee considers the number of shares subject to equity awards owned by other executives in comparable positions within our company when determining the number of shares to grant to each executive, as well as the number of shares that remain unvested. Based upon input provided by Compensia and reviewed by our compensation committee, we believe this strategy is consistent with the approach of our peer group and, in our compensation committee’s view, is appropriate for aligning the interests of our executives with those of our stockholders over the long term.

Periodic awards to named executive officers are made based on an assessment of their sustained performance over time, their ability to effect results that drive value to our stockholders and their level of responsibility within our organization. Dr. Abraham, our Chief Executive Officer, periodically reviews the performance of our other named executive officers on this basis and recommends any equity awards to our compensation committee. The compensation committee reviews and approves any such recommendations as appropriate.

2011 Executive Incentive Compensation Policy

In March 2011, our compensation committee approved 2011 short-term and long-term bonus target and maximum levels for each of our named executive officers. These target levels and the actual amounts paid out were as follows for 2011:

	Value of Short-Term Performance-Based Stock Bonus Level for Annual Performance at Time of Grant				Value of Long-Term Performance-Based Stock Bonus Level for Annual Performance at Time of Grant
Name and Principal Position	Target	Maximum	Actual(1)		Target	Maximum	Actual(1)
Magid M. Abraham, Ph.D.	$471,750	$707,625	$352,316	(2)	$1,179,000	$1,768,500	$880,511	(2)
President, Chief Executive Officer and Director
Kenneth J. Tarpey	98,438	147,656	73,516		295,313	442,969	220,548
Chief Financial Officer
Gian M. Fulgoni	311,400	467,100	232,562	(2)	795,800	1,193,800	594,326	(2)
Executive Chairman of the Board of Directors
Gregory T. Dale	58,000	87,000	53,940		174,000	261,000	161,820
Chief Operating Officer*
Christiana L. Lin	66,250	99,375	51,013		198,750	298,125	153,038
Executive Vice President, General Counsel and Chief Privacy Officer

*	In March 2012, Mr. Dale’s title and role changed to Executive Vice President, International. Mr. Dale was our Chief Operating Officer throughout 2011.

(1)	Except as set forth in item (2), the awards for the 2011 executive compensation policy were paid in stock based on the value of our common stock of $23.16 per share as reported at market close by the NASDAQ Global Select Market on March 16, 2012, the date of payment, as adjusted for rounding for fractional shares.

(2)

The awards made to Dr. Abraham and Mr. Fulgoni were first issued in the form of restricted stock units on April 28, 2011, but remained subject to vesting until the value of the short- and long-term bonuses actually earned by such named executive officer was ultimately determined by the compensation committee on March 16, 2012. On March 16, 2012, the compensation committee determined that Dr. Abraham had earned a long-term performance-based stock bonus of $880,511 and a short-term performance-based stock bonus of

$352,316 for fiscal 2011 and accordingly 9,504 and 15,212 of the grants set forth above vested for Dr. Abraham on March 16, 2012 based on the closing price of $23.16 for the Company’s common stock on March 16, 2012. Also on March 16, 2012, the compensation committee determined that Mr. Fulgoni had earned a long-term performance-based stock bonus of $594,326 and a short-term performance-based stock bonus of $232,562 for fiscal 2011 and accordingly 4,811 and 10,042 of the grants set forth above vested for Mr. Fulgoni on March 16, 2012 based on the closing price of $23.16 for the Company’s common stock on March 16, 2012.

Notwithstanding the foregoing table, our compensation committee retained discretion to determine the ultimate amount of the short- and long-term incentives earned prior to award, including the authority to eliminate the awards entirely.

These awards were paid out (or in the case of Dr. Abraham and Mr. Fulgoni, first vested) following the end of our 2011 fiscal year on March 16, 2012. The short-term performance-based stock bonus awards at March 16, 2012. One-fourth of the shares subject to the award of the long-term performance-based stock bonus awards to each named executive officer vested at March 16, 2012, and the remaining shall vest annually in three equal installments beginning on March 16, 2013 until the full amount of the award is vested, subject to continued employment through each of the vesting dates.

Our compensation committee believes that this format and the target levels are consistent with or more attractive than other opportunities in those named executive officers’ respective marketplaces based on their experience in the marketplace as well as insight provided by Compensia.

Determination of Awards to Dr. Abraham and Messrs. Tarpey and Fulgoni

Under this policy, the award levels established for the 2011 fiscal year for Dr. Abraham and Messrs. Tarpey and Fulgoni were based on a mix of quantitative and qualitative factors, certain of which were the satisfactory completion of specific projects or initiatives. The quantitative milestones varied somewhat from 2010 to reflect the expected financial performance of the company in 2011 as compared to 2010. Our compensation committee selected the targets and the weighting of the targets based on their experience as well as Compensia’s input. Profitability measures are more heavily weighted in the interest of incentivizing Dr. Abraham and Messrs. Tarpey and Fulgoni to achieve increased profitable growth for our business as a whole. The 2011 ranges, targets and weighting for Dr. Abraham and Messrs. Tarpey and Fulgoni were calculated based on the following component factors:

Achievement of	Minimum	Target	Maximum	Weight of Component
	(dollars in millions)
Milestones for 2011 earnings before interest taxes, depreciation and amortization, or EBITDA	$229.0	$236.0	$251.0	50%
Milestones for 2011 revenue	45.0	52.0	59.0	30%
Individual qualitative factors such as client retention, personnel retention, strategic milestones	N/A	N/A	N/A	20%

In March 2012, our compensation committee reviewed our results of operations for 2011 and assessed each of Dr. Abraham and Messrs. Tarpey and Fulgoni’s respective qualitative performances. The total bonus for each of Dr. Abraham and Messrs. Tarpey and Fulgoni were determined as follows:

	Percentage Achieved
Name	EBITDA Milestone (50% weight)	Revenue Milestone (30% weight)	Qualitative Performance (20% weight)	Total Target Short- and Long-Term Bonus
Magid M. Abraham, Ph.D.	64.8%	74.2%	100.0%	75.0%
Kenneth J. Tarpey	64.8%	74.2%	100.0%	75.0%
Gian M. Fulgoni	64.8%	74.2%	100.0%	75.0%

Determination of Awards to Mr. Dale and Ms. Lin

The annual performance targets established for the 2011 fiscal year for Mr. Dale and Ms. Lin were based on each respective named executive officer’s actual salary earned during 2011 and the achievement of qualitative performance factors such as successful completion and integration of strategic transactions, effective management of their respective organizations, the development and release of new technology or product offerings, successful recruiting and development of our human resources and the successful implementation of strategic initiatives.

Benefits and Perquisites

We provide the following benefits to our named executive officers on the same basis as the benefits provided to all our employees:

•	health and dental insurance;

•	life insurance;

•	short-and long-term disability; and

•	401(k) plan.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

In general, we do not view perquisites as a significant component of our executive compensation structure. However, the compensation committee has the authority to approve perquisites, primarily for retention purposes or to accommodate specific, and usually temporary, circumstances of executives who do not reside near their work locations.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder may preclude us from deducting certain non-performance-based compensation in excess of $1,000,000 per year to our named executive officers. We expect the payments made pursuant to our 2011 Executive Compensation Policy to be eligible for deduction; however, we may pay our named executive officers amounts that are not deductible on account of Section 162(m).

Severance and Change of Control Arrangements

Our named executive officers are parties to various agreements that provide certain benefits to those named executive officers in the event of their termination or a change of control of comScore under certain circumstances or both.

We believe the following arrangements are useful retention tools that are particularly necessary in an industry, such as ours, where there is frequent market consolidation. We recognize that it is possible that we may be subject to a change of control, and that this possibility could result in a sudden departure or distraction of our key executives to the detriment of our business. We believe that the following arrangements help to maintain the continued focus and dedication of our executives to their assigned duties to maximize stockholder value without the distraction that could result from the uncertainty of a change of control.

Change of Control and Severance Agreements

In July 2010, our compensation committee, following consultation with Compensia, approved Change of Control and Severance Agreements for certain members of the our management, including each of our current named executive officers.

Each of these Change of Control and Severance Agreements has a three-year initial term with automatic one-year renewals thereafter, and an automatic 12-month extension following the date of a change of control. Each agreement provides that if, prior to a change of control, we terminate such executive’s employment without cause, or such executive resigns from such employment for good reason, then subject to certain covenants such executive would be entitled to the following severance benefits:

•	payment of all accrued but unpaid vacation, expense reimbursements, wages and other benefits due under our plans, policies and arrangements;

•

continuing payments at a rate equal to such executive’s annual base salary then in effect, for the duration of a specified severance period (as identified in the table below for each such executive), to be paid periodically in accordance with our normal payroll policies; and

•

reimbursement of COBRA premiums (or an equivalent cash distribution if the executive’s severance period exceeds the permitted COBRA participation period) until the earlier of the expiration of the specified severance period or the date that each such executive becomes covered under a similar plan.

The following table identifies the severance period specified in the Change of Control and Severance Agreements for each such executive:

Name and Principal Position	Severance Period
Magid M. Abraham, Ph.D.	2 years
President, Chief Executive Officer and Director
Kenneth J. Tarpey	1.25 years
Chief Financial Officer
Gian M. Fulgoni	1.5 years
Executive Chairman of the Board of Directors
Gregory T. Dale	1 year
Chief Operating Officer*
Christiana L. Lin	1 year
Executive Vice President, General Counsel and Chief Privacy Officer

*	In March 2012, Mr. Dale’s title and role changed to Executive Vice President, International. Mr. Dale was our Chief Operating Officer throughout 2011.

Each of the Change of Control and Severance Agreements also provides that if, on or within 12 months after a change of control, such executive’s employment is terminated without cause, or any such executive resigns for good reason, then subject to certain covenants each such executive would be entitled to the following severance benefits:

•	payment of all accrued but unpaid vacation, expense reimbursements, wages and other benefits due under our plans, policies and arrangements;

•

a lump sum payment (less applicable withholding taxes) equal to a specified change of control multiple (as identified in the chart below for each such executive’s) multiplied by such executive’s annual base salary in effect immediately prior to such executive’s termination date or, if greater, at the level in effect immediately prior to the change of control; and

•

reimbursement of COBRA premiums (or an equivalent cash distribution if the executive’s severance period exceeds the permitted COBRA participation period) until the earlier of the expiration of a specified severance period (as identified in the table above for each such executive) or the date that such executive becomes covered under a similar plan.

The following table identifies the change of control multiple specified in the agreements for each such executive:

Name and Principal Position	Change of Control Multiple
Magid M. Abraham, Ph.D.	2x
President, Chief Executive Officer and Director
Kenneth J. Tarpey	1.25x
Chief Financial Officer
Gian M. Fulgoni	1.5x
Executive Chairman of the Board of Directors
Gregory T. Dale	1x
Chief Operating Officer*
Christiana L. Lin	1x
Executive Vice President, General Counsel and Chief Privacy Officer

*	In March 2012, Mr. Dale’s title and role changed to Executive Vice President, International. Mr. Dale was our Chief Operating Officer throughout 2011.

Each of the agreements with Messrs. Tarpey and Dale and Ms. Lin provides that if each such executive remains employed by or continues to provide services to us through the one-year anniversary of a change of control, one hundred percent (100%) of such executive’s then outstanding and unvested equity awards (excluding certain stock option grants issued in May 2010 that have since lapsed unvested and unexercised in 2012 and included separate acceleration provisions, which we refer to herein as the May 2010 Stock Option Grants) as of the date of the change of control shall accelerate and become vested in full. The agreements for Dr. Abraham and Mr. Fulgoni provide for accelerated vesting of one hundred percent (100%) of their then outstanding and unvested equity awards (excluding the May 2010 Stock Option Grants, which include their own separate acceleration provisions) upon a change of control. Such single-trigger acceleration is consistent with existing equity awards held by Dr. Abraham and Mr. Fulgoni.

These Change of Control and Severance Agreements supersede any existing severance or change of control provisions included in our named executive officer’s respective employment agreements or letter agreements.

In the event that the benefits under an Agreement would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) or (ii) would be subject the excise tax imposed by Section 4999 of the Code, each such executive would receive such payment as would entitle such executive to receive the greatest after-tax benefit.

The effects of these arrangements are described elsewhere in this proxy statement under the heading “Executive Compensation — Potential Payments upon Termination or Change-in-Control.” We believe that these arrangements will help our executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change of control. We also believe these arrangements are competitive with arrangements offered to senior executives at companies with whom we compete for executive talent and are necessary to the achievement of our business objective of management retention.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with company management. Based on the compensation committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

William J. Henderson, Chairman
William Katz
Jarl Mohn

The foregoing compensation committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

Summary Compensation Table

The following table sets forth summary information concerning compensation for the following persons: (i) all persons serving as our chief executive officer during 2011, (ii) all persons serving as our chief financial officer during 2011 and (iii) the three most highly compensated of our other executive officers who received compensation during 2011 of at least $100,000 and who were executive officers on December 31, 2011. We refer to these persons as our “named executive officers” elsewhere in this Amendment No. 1 to Annual Report on Form 10-K/A. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year($)	Salary($)		Stock Awards ($)(1)		Option Awards ($)(1)		Equity Incentive Plan Compensation ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Magid M. Abraham, Ph.D.	2011	393,100	(2)	—		—		2,476,093	(3)	—	984	(4)	2,870,177
President, Chief Executive	2010	393,125		—		5,195,078	(5)	974,396	(6)	—	1,633	(7)	6,564,232
Officer and Director	2009	403,750		653,849	(8)	—		807,469	(9)	—	61	(10)	1,865,129
Kenneth J. Tarpey	2011	311,250		—		—		294,064	(11)	—	3,803	(4)	609,117
Chief Financial Officer	2010	291,250		—		311,707	(5)	464,740	(6)	—	2,135	(7)	1,069,83
	2009	200,384		1,165,895	(8)(12)	—		250,426	(9)	—	61	(10)	1,616,766
Gian M. Fulgoni	2011	359,792	(13)			—		1,660,900	(14)	—	392	(4)	2,007,292
Executive Chairman of the	2010	346,875		—		389,630	(5)	687,807	(6)	—	61	(10)	1,704,573
Board of Directors	2009	356,250		452,686	(8)	—		569,967	(9)	—	61	(10)	1,378,964
Gregory T. Dale	2011	286,968		—		—		215,760	(11)	—	2,960	(4)	505,688
Chief Operating Officer*	2010	270,226		—		285,731	(5)	177,843	(6)	—	1,871	(7)	735,671
	2009	261,820		619,236	(8)(15)	—		184,285	(9)	—	61	(10)	1,065,402
Christiana L. Lin	2011	261,766		—		—		204,051	(11)	—	1,929	(4)	467,746
Executive Vice President,	2010	245,125		30,340	(16)	206,505	(5)	250,050	(6)	—	1,199	(7)	733,219
General Counsel and Chief	2009	237,500		331,608	(8)(17)	—		180,462	(9)	—	61	(10)	749,631
Privacy Officer

*	In March, 2012, Mr. Dale’s title and role changed to Executive Vice President, International. Mr. Dale was our Chief Operating Officer throughout 2011.

(1)	Amounts represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are described in Note 11 to the consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Includes $314,926, computed in accordance with FASB ASC Topic 718, received in restricted stock units under our 2007 Equity Incentive Plan in lieu of cash salary from March 1, 2011 through December 31, 2011. For the period from March 1, 2011 through December 31, 2011, Dr. Abraham received payment of stock in lieu of cash salary.

(3)	Represents an award granted on April 28, 2011 in restricted stock units under our 2007 Equity Incentive Plan in accordance with the terms of our 2011 Amended and Restated Executive Compensation Bonus Policy, with a grant date fair value of $2,476,093 computed in accordance with FASB ASC Topic 718. $1,232,827 of the total grant amount was converted to restricted stock in March 2012 based on the value of the short-term bonus and long-term bonus earned by him, as determined by the compensation committee on March 16, 2012, with 56.25% of the converted amount subject to vesting.

(4)	Includes discretionary matching contributions by us to the officer’s 401(k) plan account and payment of life insurance premiums paid on behalf of the named executive officers.

(5)	Represents a one-time award of stock options in May 2010 to key senior employees, including named executive officers. Each award was entirely subject to market-based vesting, whereby 100% of the shares subject to option are eligible to vest in the event that our common stock closing price as reported by the NASDAQ Global Market exceeds an average of $30 per share for a consecutive thirty-day period prior to May 4, 2012. These awards lapsed without vesting.

(6)

Represents awards of restricted stock under our 2007 Equity Incentive Plan according to certain target levels for each named executive officer pursuant to the provisions of our 2010 Executive Long-Term

Compensation Policy. Awards under such policy relating to 2010 performance were paid in February 2011 following approval by our compensation committee.

(7)	Includes discretionary matching contributions by us to the officer’s 401(k) plan account and payment of life insurance premiums paid on behalf of the named executive officers.

(8)	Includes (i) a one-time award of restricted stock issued to key senior employees, including named executive officers, to promote retention given expected challenges during 2009 and (ii) a one-time May 1, 2009 award of restricted stock in connection with our April 2009 reduction in salaries.

(9)	In February 2009, our compensation committee determined to consolidate our annual bonus policy for our 2009 fiscal year with our long-term incentive compensation policy. Accordingly, our named executive officers were awarded restricted stock under our 2007 Equity Incentive Plan according to certain target levels based on each named executive officer’s respective base salary levels. There was no cash component of these equity incentive awards paid to our named executive officers. Awards under such policy relating to 2009 performance were paid in February 2010 following approval by our compensation committee.

(10)	Includes payment of life insurance premiums paid on behalf of the named executive officer.

(11)	Represents awards of restricted stock under our 2007 Equity Incentive Plan according to certain target levels for each named executive officer pursuant to the provisions of our 2011 Amended and Restated Executive Compensation Bonus Policy. Awards under such policy relating to 2011 performance were paid in March 2012 following approval by our compensation committee, with 56.25% subject to vesting.

(12)	Includes an award of 85,000 shares of restricted stock with a grant date fair value computed in accordance with FASB ASC Topic 718 of approximately $1,150,900 granted on April 20, 2009, the start date of Mr. Tarpey’s employment as our Chief Financial Officer.

(13)	Includes $289,313 based on value at the time of the award, received in restricted stock units under our 2007 Equity Incentive Plan in lieu of cash salary from March 1, 2011 through December 31, 2011. For the period from March 1, 2011 through December 31, 2011, Mr. Fulgoni received payment of stock in lieu of cash salary.

(14)	Represents an award granted on April 28, 2011 in restricted stock units under our 2007 Equity Incentive Plan in accordance with the provisions of our 2011 Amended and Restated Executive Compensation Bonus Policy, with a grant date fair value of $1,660,882 computed in accordance with FASB ASC Topic 718. $826,888 of the total grant amount was converted to restricted stock in March 2012 based on the value of the short-term bonus and long-term bonus earned by him, as determined by the compensation committee on March 16, 2012, with 56.25% of the converted amount subject to vesting.

(15)	Mr. Dale was promoted to Chief Operating Officer within the company on September 14, 2009. In connection with such promotion, Mr. Dale was awarded an additional 30,000 shares of restricted stock on November 15, 2009 with a grant date fair value computed in accordance with FASB ASC Topic 718 of approximately $482,400, which amount is included in the referenced item.

(16)	Includes a one-time award of restricted stock issued to key senior employees to promote retention.

(17)	Ms. Lin was promoted to Executive Vice President within the company on September 14, 2009. In connection with such promotion, Ms. Lin was awarded an additional 15,000 shares of restricted stock on August 15, 2009 with a grant date fair value computed in accordance with FASB ASC Topic 718 of approximately $210,150, which amount is included in the referenced item.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards to named executive officers in 2011. No option awards were made to named executive officers in 2011.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock (#)		Grant Date Fair Value of Stock and Option Awards($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Magid M. Abraham, Ph.D	—	—	471,750	707,625	—		—
	—	—	1,179,000	1,768,500	—		—
	2/18/2011	—	—	—	34,775	(3)	974,396
	4/28/2011				24,044	(4)	707,615
	4/28/2011				69,091	(4)	2,033,348
Kenneth J. Tarpey	—	—	98,438	147,656	—		—
	—	—	295,313,	442,969	—		—
	2/18/2011	—	—	—	16,586	(3)	464,740
	2/18/2011	—	—	—	20,000	(3)	560,400
Gian M. Fulgoni	—	—	311,400	467,100
	—	—	795,800	1,193,800
	2/18/2011	—	—	—	24,547	(3)	687,807
	4/28/2011	—	—	—	15,871	(4)	467,083
	4/28/2011	—	—	—	40,564	(4)	1,193,799
Gregory T. Dale	—	—	58,000	87,000	—		—
	—	—	174,000	261,000	—		—
	2/18/2011				6,347	(3)	177,843
Christiana L. Lin	—	—	66,250	99,375	—		—
	—	—	198,750	298,125	—		—
	2/18/2011	—	—	—	8,924	(3)	250,050
	2/18/2011	—	—	—	20,000	(3)	560,400

(1)	The target and maximum incentive amounts shown in this column reflect the value of the short — and long-term incentive compensation available to our named executive officers in accordance with the provisions of our 2011 Amended and Restated Executive Compensation Bonus Policy. The amounts representing the target awards were pre-established as a percentage of salary. The maximum is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded. The policy also provides that the entire bonus amount shall be paid in shares of restricted stock valued at the time of grant. Actual payouts under our 2011 Amended and Restated Executive Compensation Bonus Policy were approved on March 16, 2012 and are reflected in the Equity Incentive Plan Compensation column of the Summary Compensation Table above for 2011 in each case for each named executive officer.

(2)	Amounts represent fair value of awards granted in the fiscal year as calculated in accordance with FASB ASC Topic 718 and as further described in Note 11 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(3)	The referenced grant was issued as part of our 2010 executive long-term compensation policy earned for the 2010 fiscal year but issued in 2011. This award is reflected in the Non-Equity Incentive Plan Compensation column of the preceding Summary Compensation Table for 2010 for each respective named executive officer.

(4)	Dr. Abraham and Mr. Fulgoni received short — and long-term awards pursuant to the 2007 Equity Incentive Plan in accordance with the provisions of our 2011 Amended and Restated Executive Compensation Bonus Policy issued in the form of restricted stock units granted on April 28, 2011. These awards remained subject to vesting until the value of the short — and long-term bonuses actually earned by such named executive officer was ultimately determined by the compensation committee on March 16, 2012 to be 75% of target.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding equity awards held by the named executive officers as of December 31, 2011.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable
Magid M. Abraham, Ph.D.	100,000	—		$0.25	12/15/2013	26,082	(2)	552,938
	—	848,170	(3)	18.21	5/4/2012	26,614	(4)	564,217
						36,069	(5)	764,663
						9,399	(6)	199,259
Kenneth J. Tarpey	—	50,891	(3)	18.21	5/4/2012	42,500	(7)	901,000
						8,254	(8)	174,985
						15,000	(9)	318,000
						12,440	(10)	263,728
Gian M. Fulgoni	217,891	—		0.25	12/15/2013	18,411	(11)	390,313
	—	63,613	(3)	18.21	5/4/2012	18,786	(12)	398,253
						24,015	(13)	509,118
						6,220	(14)	131,854
Gregory T. Dale		46,650	(3)	18.21	5/4/2012	4,761	(15)	100,933
						6,074	(16)	128,769
						12,000	(17)	254,400
	—					6,508	(18)	137,970
						2,212	(19)	46,894
Christiana L. Lin	2,661	—		0.25	2/17/2014	15,000	(20)	318,000
	10,000	—		4.50	12/27/2015	6,693	(21)	141,892
	208	—		0.25	4/24/2014	5,948	(22)	126,098
	—	33,715	(3)	18.21	5/4/2012	1,500	(23)	31,800
						750	(24)	15,900
						6,444	(25)	136,613
						2,212	(36)	46,894

(1)	Market value of shares of stock that have not vested is computed based on $21.20 per share, which was the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2011.

(2)	comScore’s right of repurchase lapses for 8,694 shares annually on February 18, contingent upon Dr. Abraham’s continued service as of each such dates.

(3)	Options are subject to market-based vesting, as further described in the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Change of Control and Severance Agreements — May 2010 Stock Option Grants.”

(4)	comScore’s right of repurchase lapses for 13,307 shares annually on February 18, contingent upon Dr. Abraham’s continued service as of each such dates.

(5)	comScore’s right of repurchase lapses for 18,034 shares annually on February 18, contingent upon Dr. Abraham’s continued service as of each such dates.

(6)	comScore’s right of repurchase lapses for 9,399 shares annually on February 18, contingent upon Dr. Abraham’s continued service as of each such dates.

(7)	comScore’s right of repurchase lapses for 21,250 shares annually on April 20, contingent upon Mr. Tarpey’s continued service as of each such dates.

(8)	comScore’s right of repurchase lapses for 4,127 shares annually on February 18, contingent upon Mr. Tarpey’s continued service as of each such dates.

(9)	comScore’s right of repurchase lapses for 5,000 shares annually on February 18, contingent upon Mr. Tarpey’s continued service as of each such dates.

(10)	comScore’s right of repurchase lapses for 4,147 shares annually on February 18, contingent upon Mr. Tarpey’s continued service as of each such dates.

(11)	comScore’s right of repurchase lapses for 6,137 shares annually on February 18, contingent upon Mr. Fulgoni’s continued service as of each such dates.

(12)	comScore’s right of repurchase lapses for 9,393 shares annually on February 18, contingent upon Mr. Fulgoni’s continued service as of each such dates.

(13)	comScore’s right of repurchase lapses for 12,008 shares annually on February 18, contingent upon Mr. Fulgoni’s continued service as of each such dates.

(14)	comScore’s right of repurchase lapses for 6,220 shares annually on February 18, contingent upon Mr. Fulgoni’s continued service as of each such dates.

(15)	comScore’s right of repurchase lapses for 1,587 shares annually on February 18, contingent upon Mr. Dale’s continued service as of each such dates.

(16)	comScore’s right of repurchase lapses for 3,037 shares annually on February 18, contingent upon Mr. Dale’s continued service as of each such dates.

(17)	comScore’s right of repurchase lapses for 7,500 shares on August 15, 2012 and 4,500 shares on August 15, 2013, contingent upon Mr. Dale’s continued service as of each such dates.

(18)	comScore’s right of repurchase lapses for 3,254 shares annually on February 18, contingent upon Mr. Dale’s continued service as of each such dates.

(19)	comScore’s right of repurchase lapses for 2,212 shares annually on February 18, contingent upon Mr. Dale’s continued service as of each such dates.

(20)	comScore’s right of repurchase lapses for 5,000 shares annually on February 18, contingent upon Ms. Lin’s continued service as of each such dates.

(21)	comScore’s right of repurchase lapses for 2,231 shares annually on February 18, contingent upon Ms. Lin’s continued service as of each such dates.

(22)	comScore’s right of repurchase lapses for 2,974 shares annually on February 18, contingent upon Ms. Lin’s continued service as of each such dates.

(23)	comScore’s right of repurchase lapses for 500 shares annually on February 18, contingent upon Ms. Lin’s continued service as of each such dates.

(24)	comScore’s right of repurchase lapses for 750 shares annually on August 15, contingent upon Ms. Lin’s continued service as of each such dates.

(25)	comScore’s right of repurchase lapses for 6,444 shares annually on February 18, contingent upon Ms. Lin’s continued service as of each such dates.

(26)	comScore’s right of repurchase lapses for 2,212 shares annually on February 18, contingent upon Ms. Lin’s continued service as of each such dates.

Option Exercises and Stock Vested Table

The following table shows the stock options exercised and value realized upon exercise, as well as all stock awards vested and value realized upon vesting by our named executive officers during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Magid M. Abraham, Ph.D.	100,000	$1,275,000	8,693	243,578	(2)
	—	—	13,307	372,862	(2)
	—	—	18,034	505,313	(2)
	—	—	9,398	263,332	(2)
	—	—	25,000	713,000	(3)
Kenneth J. Tarpey	—	—	21,250	619,650	(4)
	—	—	4,127	115,639	(2)
	—	—	5,000	140,100	(2)
	—	—	4,146	116,171	(2)
Gian M. Fulgoni	—	—	6,136	171,931	(2)
	—	—	9,393	263,192	(2)
	—	—	12,008	336,464	(2)
	—	—	6,219	174,256	(2)
	—	—	18,750	534,750	(3)
Gregory T. Dale	2,000	43,900	1,586	44,440	(2)
	2,000	46,120	3,037	85,097	(2)
	2,000	48,800	7,500	117,300	(5)
	2,000	46,800	3,254	91,177	(2)
	2,000	47,420	2,211	61,952	(2)
	2,000	52,040	4,500	128,340	(3)
	2,000	53,200	—	—
	2,000	55,560	—	—
	2,000	54,560	—	—
	2,000	56,620	—	—
	1,750	48,388	—	—
	575	14,226	—	—
	1,175	31,655	—	—
	1,750	42,910	—	—
	1,750	44,835	—	—
	1,750	40,250	—	—
	1,750	39,760	—	—
	1,750	37,800	—	—
	1,750	39,970	—	—
	1,750	41,983	—	—
	175	3,906	—	—
	1,575	38,383	—	—
	1,750	37,958	—	—
	1,750	36,803	—	—
	1,750	28,840	—	—
	100	1,551	—	—
	100	1,551	—	—
	100	1,551	—	—
	150	2,327	—	—
	175	2,714	—	—
	200	3,102	—	—
	200	3,102	—	—
	200	3,102	—	—
	300	4,653	—	—
	300	4,653	—	—
	300	4,653	—	—
	350	5,429	—	—
	500	7,755	—	—
	600	9,306	—	—

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christiana L. Lin	—	—	5,000	140,100	(2)
	—	—	2,231	62,513	(2)
	—	—	2,974	83,331	(2)
	—	—	500	14,010	(2)
	—	—	3,750	58,650	(5)
	—	—	3,222	90,280	(2)
	—	—	2,211	61,952	(2)
	—	—	4,750	135,470	(3)

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.

(2)	The value realized on vesting is calculated by multiplying the number of shares vesting by the market value of the underlying shares on the vesting date, which was $28.02 per share at market close as listed by the NASDAQ Global Market on February 18, 2011.

(3)	The value realized on vesting is calculated by multiplying the number of shares vesting by the market value of the underlying shares on the vesting date, which was $28.52 per share at market close as listed by the NASDAQ Global Market on March 25, 2011.

(4)	The value realized on vesting is calculated by multiplying the number of shares vesting by the market value of the underlying shares on the vesting date, which was $29.16 per share at market close as listed by the NASDAQ Global Market on April 20, 2011.

(5)	The value realized on vesting is calculated by multiplying the number of shares vesting by the market value of the underlying shares on the vesting date, which was $15.64 per share at market close as listed by the NASDAQ Global Market on August 15, 2011.

Potential Payments Upon Termination or a Change of Control

The following table estimates payments and the value of any accelerated vesting that would have been due to each named executive officer in connection with a change of control, assuming the change of control occurred on December 31, 2011.

Name	Market Value of Accelerated Equity (net of exercise price, if any)(1)
Magid M. Abraham, Ph.D.	$2,081,077	(2)
Kenneth J. Tarpey	—	(3)
Gian M. Fulgoni	1,429,538	(2)
Gregory T. Dale	—	(3)
Christiana L. Lin	—	(3)

(1)	Based on an assumed fair market value per share of our common stock of $21.20, which was the closing price of our common stock as reported by the NASDAQ Global Market on December 31, 2011.

(2)	Dr. Abraham and Mr. Fulgoni are parties to Severance and Change of Control Agreements whereby all of such named executive officer’s outstanding and unvested equity awards become vested in full upon a change of control.

(3)	Each of the agreements with Messrs. Tarpey and Dale and Ms. Lin provides that if each such executive remains employed by or continues to provide services to us through the one-year anniversary of a change of control, one hundred percent (100%) of such executive’s then outstanding and unvested equity awards.

The following table estimates payments as well as the value of any accelerated vesting that would have been due to each named executive officer in the event his employment had been terminated not in connection with a change of control without cause or if such executive resigns without good reason, assuming the termination occurred on December 31, 2011.

	Cash Payments		Market Value of Accelerated Equity (net of exercise price, if any)(3)
Name	Salary(1)	COBRA/ Insurance(2)
Magid M. Abraham, Ph.D.	$786,200	$31,036	$2,081,077	(4)
Kenneth J. Tarpey	393,750	19,397	—
Gian M. Fulgoni	519,000	15,121	1,429,538	(4)
Gregory T. Dale	290,000	15,246	—
Christiana L. Lin	265,000	15,246	—

(1)	Salary to be paid at a rate equal to such executive’s annual base salary then in effect, for the duration of a specified severance period, to be paid periodically in accordance with our normal payroll policies.

(2)	COBRA/Insurance payments are estimated based on the number of months of coverage for which we are contractually obligated and the current estimated premium costs.

(3)	Based on an assumed fair market value per share of our common stock of $21.20, which was the closing price of our common stock as reported by the NASDAQ Global Market on December 31, 2011.

(4)	Dr. Abraham and Mr. Fulgoni are parties to Severance and Change of Control Agreements whereby all of such named executive officer’s outstanding and unvested equity awards become vested in full upon termination without cause or by the executive for good reason.

The following table estimates payments as well as the value of any accelerated vesting that would have been due to each named executive officer in the event his employment had been terminated in connection with or within 12 months of a change of control without cause or if such executive resigns without good reason, assuming the termination occurred on December 31, 2011.

	Cash Payments		Market Value of Accelerated Equity (net of exercise price, if any)(3)
Name	Salary(1)	COBRA/ Insurance(2)
Magid M. Abraham, Ph.D.	$786,200	$31,036	$2,081,077	(4)
Kenneth J. Tarpey	393,750	19,397	1,657,713	(5)
Gian M. Fulgoni	519,000	15,1201	1,429,538	(4)
Gregory T. Dale	290,000	15,246	668,966	(5)
Christiana L. Lin	265,000	15,246	817,197	(5)

(1)	Gross amount of lump sum payment (prior to payment of applicable withhold taxes).

(2)	COBRA/Insurance payments are estimated based on the number of months of coverage for which we are contractually obligated and the current estimated premium costs.

(3)	Based on an assumed fair market value per share of our common stock of $21.20, which was the closing price of our common stock as reported by the NASDAQ Global Market on December 31, 2011.

(4)	Dr. Abraham and Mr. Fulgoni are parties to Severance and Change of Control Agreements whereby all of such named executive officer’s outstanding and unvested equity awards (excluding the May 2010 Stock Option Grants, which include their own separate acceleration provisions) become vested in full upon a change of control.

(5)	Each of the agreements with Messrs. Tarpey and Dale and Ms. Lin provides that if each such executive remains employed by or continues to provide services to us through the one-year anniversary of a change of control, one hundred percent (100%) of such executive’s then outstanding and unvested equity awards.

For a further discussion of the agreements pursuant to which our named executive officers are entitled to payments upon a termination or change of control, see the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Severance and Change of Control Arrangements.”

Compensation Risk Assessment

Our compensation committee and management have considered whether our compensation programs for employees create incentives for excessive or unreasonable risks that could have a material adverse effect on us. Our compensation committee believes that our compensation plans are consistent with practices for our industry and that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Related person transactions, which we define as all transactions involving an executive officer, director, nominee for director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons, are reviewed and approved by the audit committee of our board of directors or in some cases by a majority of disinterested directors on our board of directors.

In any transaction involving a related person, our audit committee and our board of directors consider all of the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related persons; in the event the related person is a director or nominee for director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on a director’s or nominee for director’s independence; the risks, costs and benefits of the transaction to us; and whether any alternative transactions or sources for comparable services or products are available.

After considering all such facts and circumstances, our audit committee and our board of directors determine whether approval or ratification of the related person transaction is in our best interests. For example, if our audit committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. In addition, if a related person transaction will compromise the independence of one of our directors or nominees for director, our audit committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or NASDAQ listing requirements.

Of the transactions described below, the employment arrangement with Ms. Abraham and several of the indemnification agreements were entered into prior to the adoption of our audit committee charter. Accordingly, each of those transactions were approved by disinterested members of our board of directors after making a determination that the transaction was executed on terms no less favorable than those we could have obtained from unrelated third parties.

The policies and procedures described above for reviewing and approving related person transactions are not in writing. However, the charter for our audit committee provides that one of the committee’s responsibilities is to review and approve in advance any proposed related person transactions.

Transactions and Relationships with Directors, Officers and Five Percent Stockholders

We believe that there has not been any other transaction or series of transactions during 2011 to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than five percent of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation” or “Director Compensation” elsewhere in this proxy statement and as described below.

Linda Boland Abraham

Since our inception in 1999, Linda Boland Abraham, the spouse of our President and Chief Executive Officer, Dr. Magid M. Abraham, has been employed in various management positions with us. Most recently, Ms. Abraham has served as our Chief Marketing Officer and Executive Vice President of International Business Development beginning in 2009. During the year ended December 31, 2011, Ms. Abraham received an award of shares of our restricted stock pursuant to our 2010 Bonus Policy with a fair value at the time of grant of approximately $181,918 that was granted in February 28, 2011. Also during the year ended December 31, 2011, Ms. Abraham earned approximately $40,667 in cash salary. Similar to Dr. Abraham, Ms. Abraham agreed to receive stock in lieu of cash salary for the period from March 1, 2011 through December 31, 2011. The stock was to be issued as soon as practicable at the end of our 2011 fiscal year and would be fully vested at the time it was issued, but was subject to her remaining employed through January 1, 2012. The 2011 annual salary for Ms. Abraham was $255,000. Based on the closing price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2011, we awarded 10,111 shares of common stock to Ms. Abraham in lieu of salary per this arrangement.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of June 8, 2012, by:

•	each beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the common stock that they beneficially own, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 8, 2012 are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, these shares do not include any stock or options awarded after June 8, 2012. A total of 35,230,986 shares of our common stock were outstanding as of June 8, 2012.

Except as otherwise indicated, the address of each of the persons in this table is c/o comScore, Inc., 11950 Democracy Drive, Suite 600, Reston, Virginia 20190.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Stock Outstanding
5% Stockholders:
Blackrock, Inc.(2)	2,678,186	7.6%
Cadian Capital Management, LLC(3)	1,883,501	5.3
Sageview Capital Master, L.P.(4)	1,855,375	5.3
Directors and Named Executive Officers:
Magid M. Abraham, Ph.D.(5)	1,251,301	3.5
Gian M. Fulgoni(6)	821,431	2.3
Kenneth J. Tarpey(7)	128,658	*
Gregory T. Dale(8)	103,821	*
Christiana L. Lin(9)	99,645	*
Gareth Chang(10)	5,357	*
Jeffrey Ganek(11)	16,487	*
William J. Henderson(12)	57,618	*
William Katz(11)	14,187	*
Ronald J. Korn(13)	30,418	*
Jarl Mohn(11)	14,187	*
All directors and executive officers as a group (eleven persons)(14)	2,543,410	7.2%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	The information provided in this table is based on our records, information supplied to us by our executive officers, directors and principal stockholders and information contained in Schedules 13D and 13G filed with the SEC.
(2)

This information is derived solely from the Schedule 13G/A filed with the SEC on February 10, 2012. BlackRock, Inc. on behalf of its investment advisory subsidiaries has shared voting and dispositive power as to 2,678,186. Includes shares reportedly held by the following subsidiaries of Blackrock, Inc. that are investment advisors: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock International Limited, and BlackRock (Luxembourg) S.A. The address for Blackrock, Inc. and its subsidiaries is c/o Blackrock, Inc., 40 East 52nd Street, New York, New York 10022.
(3)

This information is derived solely from the Schedule 13G/A filed with the SEC on February 14, 2012. The address for Cadian Capital Management, LLC is 535 Madison Avenue, 36th Floor, New York, NY 10022.

(4)	This information is derived solely from the Schedule 13D filed with the SEC on May 29, 2012. The address for Sageview Capital Master, L.P. is 55 Railroad Avenue Greenwich, CT 06830.
(6)	Includes 100,000 shares subject to options that are immediately exercisable or exercisable within 60 days of June 8, 2012. Also includes 98,164 shares held directly by Dr. Abraham and 38,559 shares held by Mrs. Abraham subject to a right of repurchase held by the Company pursuant to restricted stock sale agreements.
(7)	Includes 217,891 shares subject to options that are immediately exercisable or exercisable within 60 days of June 8, 2012. Also includes 67,432 shares subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.
(8)	Includes 85,813 shares subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.
(9)	Includes 46,706 shares subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.
(10)	Includes 12,869 shares subject to options that are immediately exercisable or exercisable within 60 days of June 8, 2012. Also includes 52,364 shares subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.
(11)	Includes 5,357 shares that are subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.
(12)	Includes 3,831 shares subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.
(13)	Includes 10,000 shares subject to options that are immediately exercisable or exercisable within 60 days of June 8, 2010. Additionally, includes 3,831 shares held directly by Mr. Henderson that are subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.
(14)	Includes 4,000 shares subject to options that are immediately exercisable or exercisable within 60 days of June 8, 2012. Additionally, includes 3,831 shares held directly by Mr. Korn that are subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.
(15)	Includes 345,177 shares subject to options that are immediately exercisable or exercisable within 60 days of the June 8, 2012. Also includes 401,664 shares subject to a right of repurchase held by the Company pursuant to restricted stock agreements.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires that certain of our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Such executive officers, directors and greater than 10% holders are required to furnish us with copies of all of these forms that they file. Certain employees of our company hold a power of attorney to enable such individuals to file ownership and change in ownership forms on behalf of certain of our executive officers and directors.

Based solely on our review of these reports or written representations from certain reporting persons, we believe that during 2011, all filing requirements applicable to our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, were met, except that the following reports on Form 4, although filed, were not filed timely:

Date Filed	Name of Filer	Description
February 23, 2011	Kenneth J. Tarpey	Filing related to transaction originally occurring on February 14, 2011.
March 23, 2011	Jason Parikh	Filing related to transaction originally occurring on March 10, 2011.
February 8, 2012	Ronald J. Korn	Filing related to transaction originally occurring on August 15, 2011.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit and Related Fees for Fiscal Years 2010 and 2011

The following table sets forth a summary of the fees billed to us by Ernst & Young LLP for professional services for the fiscal years ended December 31, 2010 and 2011, respectively. All of the services described in the following fee table were approved by the audit committee.

Name	2010	2011
Audit Fees(1)	$1,622,611	$1,649,684
Audit-Related Fees(2)	548,759	50,000
All Other Fees(3)	206,102	458,292

Total Fees	$2,377,472	$2,157,976

(1)	Audit fees represent fees for professional services relating to the audit of our financial statements included in our annual reports on Form 10-K and our registration statements on Forms S-3 and S-8, the audit of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 and the review of the financial statements included in our quarterly reports on Form 10-Q.
(2)	Audit-related fees represent fees related primarily to acquisition and investment activities and other audit services.
(3)	Other fees consisted of miscellaneous other permissible services not included in the first two categories for 2010 and 2011. These fees represent advisory services in connection with certain accreditations we sought from certain industry associations.

The audit committee meets regularly with Ernst & Young LLP throughout the year and reviews both audit and non-audit services performed by Ernst & Young LLP as well as fees charged for such services. The audit committee has determined that the provision of the services described above is compatible with maintaining Ernst & Young LLP’s independence in the conduct of its audit functions.

Pre-Approval Policies and Procedures

Our audit committee has adopted and our board of directors has approved a policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. Pursuant to its audit, audit-related and non-audit services pre-approval policy, our audit committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting. Our audit committee pre-approved all audit related and other services rendered by Ernst & Young LLP in 2010 and 2011.

AUDIT COMMITTEE REPORT

The audit committee is comprised of “independent” directors, as determined in accordance with Rule 5605(a)(2) of the NASDAQ Marketplace Rules and Rule 10A-3 of the Securities Exchange Act of 1934. The audit committee operates pursuant to a written charter adopted by the board of directors, a copy of which is available under the “Investor Relations” section of our website located at http://www.comscore.com.

As described more fully in its charter, the purpose of the audit committee is to assist the board of directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing our independent registered public accounting firm’s qualifications and independence and, if applicable, the performance of the persons performing internal audit duties for our company.

Company management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. The following is the audit committee’s report submitted to the board of directors for 2011.

The audit committee has:

•	reviewed and discussed our company’s audited financial statements with management and Ernst & Young LLP, the company’s independent registered public accounting firm;

•

discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received from Ernst & Young LLP, disclosures and a letter regarding their independence as required the applicable requirements of the Public Company Accounting Oversight Board requesting Ernst & Young LLP’s communication with the audit committee concerning independence and discussed the auditors’ independence with them.

In addition, the audit committee has met separately with company management and with Ernst & Young LLP.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited 2011 financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Ronald J. Korn, Chairman Jeffrey Ganek William J. Henderson

The foregoing audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Two Class II directors are to be elected at the 2012 annual meeting of stockholders to serve a three-year term expiring at the 2015 annual meeting of stockholders or until their respective successors have been elected and qualified. The Class I and Class III directors will continue to serve their respective terms.

Our nominating and governance committee recommended and our board of directors has nominated:

•	William J. Henderson, and

•	Ronald J. Korn

for election as Class II directors at the 2012 annual meeting of stockholders. All of the nominees are presently directors of comScore. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the board of directors unless the proxy is marked in such a manner so as to withhold authority to vote. If any nominee is unable or unexpectedly declines to serve as a director, the board of directors may designate another nominee to fill the vacancy, and the proxy will be voted for that nominee. Proxies cannot be voted for more than the three named nominees.

The sections titled “Directors, Executive Officers and Corporate Governance — Directors and Executive Officers” and “Directors, Executive Officers and Corporate Governance — Director Nomination Process and Qualifications” on pages 3-5 and 7-9 of this proxy statement contain more information about the leadership skills and other experiences that caused our nominating and governance committee and our board of directors to determine that these nominees should serve as Class I directors of comScore.

Required Vote

The two nominees receiving the highest number of affirmative “FOR” votes shall be elected as Class II directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF EACH OF THE ABOVEMENTIONED NOMINEES AS CLASS II DIRECTORS PURSUANT TO PROPOSAL NO. 1.

* * * * *

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. Ernst & Young LLP has served as our independent audit firm since 2000 and has audited our financial statements for fiscal years 2000 through 2011. For more information about services provided by Ernst & Young LLP to us as well as our procedures and approvals for approving such services, see “Independent Registered Public Accounting Firm” on page 37 of this proxy statement. A representative of Ernst & Young LLP is expected to be present at our 2012 annual meeting of stockholders and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain the firm. Even if the appointment is ratified, the audit committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Required Vote

The affirmative vote of a majority of shares of our common stock present at the 2012 annual meeting of stockholders in person or by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. Abstentions will have the same effect as a vote against this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL NO. 2.

* * * * *

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking advisory, non-binding approval of our stockholders with respect to the compensation awarded to our named executive officers for 2011.

Our named executive officer compensation program, as described on pages 12-32 of this proxy statement, is structured around the following goals: to attract and retain top talent; to promote business performance accountability; to promote individual performance accountability; and to align stockholder interests with those of our management team. Our compensation plans are designed to motivate and reward employees for achievement of positive business results and also to promote and enforce accountability.

We believe that our executive compensation and benefit program balances short-term and long-term components, cash and equity elements, and fixed and contingent payments. We apply our compensation philosophy using both quantitative and qualitative standards to incentivize our named executive officers and reward them for achieving the following goals:

•	develop a culture that embodies a passion for our business and a drive to achieve and exceed established goals and objectives;

•	provide leadership to the organization in such a way as to maximize the results of our business operations;

•	lead us by demonstrating forward thinking in the operation, development and expansion of our business; and

•	effectively manage organizational resources to derive the greatest value possible from each dollar invested.

Overall, our approach is designed to relate the compensation of our named executive officers to the following: the achievement of short- and long-term goals and objectives; their willingness to challenge and improve existing policies and structures; and their capability to take advantage of unique opportunities and overcome difficult challenges within our business.

The Company requests stockholder approval of the compensation of comScore’s named executive officers for the year ended December 31, 2011, as disclosed pursuant to SEC rules, including the Compensation Discussion and Analysis, the executive compensation tables, and related narrative disclosures included in this proxy statement.

Required Vote

You may vote for or against this foregoing Proposal No. 3, or you may abstain. Approval of this proposal requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at our 2012 annual meeting of stockholders and entitled to vote thereon. Abstentions will have the same effect as a vote against this proposal. Because this vote is advisory, it will not be binding upon our board of directors. However, our board of directors and our compensation committee will consider the outcome of the vote, along with other relevant factors, in evaluating its executive compensation program.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL NO. 3.

* * * * *

OTHER INFORMATION

Other Matters to be Presented at the Annual Meeting

We do not know of any matters to be presented at our 2012 annual meeting of stockholders other than those described in this proxy statement. If any other matters are properly brought before the annual meeting, proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our common stock may contact the board of directors or a specified individual director by writing to the attention of the board of directors (or a specified individual director) and sending such communication to the attention of our Corporate Secretary at our executive offices as identified in this proxy statement. Each communication from a stockholder should include the following information in order to permit us to confirm your status as a security holder and enable us to send a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our Corporate Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication. Our Corporate Secretary may, but is not required to, review all correspondence addressed to the board of directors, or any individual member of the board of directors, for any inappropriate correspondence more suitably directed to management.

Stockholder Proposals for 2012 Annual Meeting

Our bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. For the 2012 annual meeting of stockholders, such nominations or proposals, other than those made by or at the direction of the board of directors, must be submitted in writing and received by our Corporate Secretary at our offices no later than March 22, 2013, which is 90 days prior to the anniversary of the expected first mailing date of this proxy statement. If our 2013 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of our 2012 annual meeting of stockholders, then the deadline is the close of business on the tenth day following the day notice of the date of the meeting was mailed or made public, whichever occurs first. Such proposals also must comply with all applicable requirements of the rules and regulations of the SEC. The chairperson of the stockholder meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws.

In addition, for a stockholder proposal to be considered for inclusion in our proxy statement for the 2013 annual meeting of stockholders, the proposal must be submitted in writing and received by our Corporate Secretary at our offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 no later than February 20, 2013, which is 120 days prior to the anniversary of the expected mailing date of this proxy statement.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our proxy statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to comScore, Inc., 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Investor Relations. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

¢

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

COMSCORE, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 24, 2012

The undersigned stockholder of comScore, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on July 24, 2012 and accompanying Proxy Statement and hereby appoints Magid M. Abraham and Kenneth J. Tarpey, or one of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of comScore, Inc. to be held on July 24, 2012 at 2:15 p.m., local time at the Company’s office at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 and at any adjournment thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned on June 8, 2012 as hereinafter specified upon the proposals listed, and with discretionary authority upon such other matters as may properly come before the meeting.

The Company’s Annual Report on Form 10-K and Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2011 accompanies this Notice of Annual Meeting of Stockholders and Proxy Statement. These documents can also be accessed under the “Investor Relations” section of the Company’s website at www.comscore.com.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

COMSCORE, INC.

July 24, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available under the “Investor Relations” section at www.comscore.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided.   i

■ 20230300000000000000 4	072412

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL

OF THE NOMINEES FOR PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1.	To elect two (2) Class II members of the board of directors to serve until the 2015 annual meeting of stockholders:			2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012:	☐	☐	☐
						FOR	AGAINST	ABSTAIN
		NOMINEES:		3.	Advisory vote to approve compensation awarded to named executive officers in 2011:	☐	☐	☐
☐	FOR ALL NOMINEES	O William J. Henderson O Ronald J. Korn
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1 HEREIN, “FOR” EACH OF PROPOSALS 2 AND 3 HEREIN AND AS SAID PROXIES DEEM ADVISABLE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

ANNUAL MEETING OF STOCKHOLDERS OF

COMSCORE, INC.

July 24, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER
ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available under the “Investor Relations” section at www.comscore.com
i	Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.	i

■	20230300000000000000 4	072412

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL

OF THE NOMINEES FOR PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1.	To elect two (2) Class II members of the board of directors to serve until the 2015 annual meeting of stockholders:			2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012:	☐	☐	☐
						FOR	AGAINST	ABSTAIN
		NOMINEES:		3.	Advisory vote to approve compensation awarded to named executive officers in 2011:	☐	☐	☐
☐	FOR ALL NOMINEES	O William J. Henderson O Ronald J. Korn
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1 HEREIN, “FOR” EACH OF PROPOSALS 2 AND 3 HEREIN AND AS SAID PROXIES DEEM ADVISABLE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■